NEWS RELEASE

                                                           January 20, 1995

BERNARD J. KORMAN
President/Chief Executive Officer
MEDIQ Incorporated
(609) 665-9300

MEDIQ INCORPORATED ANNOUNCES FORMATION OF
SPECIAL COMMITTEE TO EXPLORE WAYS TO ENHANCE
SHAREHOLDER VALUE

     PENNSAUKEN, NJ -- MEDIQ Incorporated, a healthcare services company, today announced that its Board of Directors has formed a Special Committee for the purpose of exploring alternative ways to maximize shareholder value.
Among those matters to be considered by the Special Committee are the possible sale of all or substantially all the stock or assets of MEDIQ, its wholly-owned subsidiaries or its interests in its partially owned subsidiaries to a buyer or group of buyers, which may include members of the management of MEDIQ and its subsidiaries. The Special Committee has retained the investment banking firm of Lazard Freres & Co. to act as its exclusive financial advisor to assist it in considering these alternatives.

    MEDIQ does not presently intend to make any additional public announcements with respect to these matters until such time as its Special Committee concludes its review of the alternative ways to enhance shareholder value.

    MEDIQ Incorporated, whose shares (MED and MED:Pr) and debentures (MED:C and MED:NP) are traded on the American Stock Exchange, provides essential healthcare services in a cost effective manner to a variety of healthcare providers. MEDIQ's principal business is MEDIQ/PRN, the country's leading provider of life support and critical care medical equipment on a rental basis. Other MEDIQ operations include portable x-ray, nuclear imaging and ultrasound services; healthcare facility planning, design and project management and utilization review of medical claims made to insurance companies. MEDIQ also owns 47% of PCI Services, Inc. (NASDAQ:PCIS), a leading independent provider of pharmaceutical packaging services; 47% of NutraMax Products, Inc. (NASDAQ:NMPC), a leading health and personal care products company, marketing products in the feminine needs, cough/cold, baby care, eye care and personal care categories; and 40% of MMI Medical, Inc. (NASDAQ:MMIM), a leading independent provider of cost-effective specialized services to hospital radiology departments and other healthcare providers.